UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

Filed by the Registrant ☒	Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

VERTEX, INC.
(Name of Registrant as Specified in its Charter)
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒ No fee required.
☐ Fee paid previously with preliminary materials.
☐ Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

April 28, 2023

To Our Stockholders:

You are cordially invited to attend the 2023 Annual Meeting of Stockholders of Vertex, Inc. (the "Company") to be held on June 13, 2023. Our Annual Meeting will be a completely virtual meeting of stockholders, which will be conducted via live webcast. You will be able to attend the virtual Annual Meeting, vote your shares electronically and submit your questions during the meeting. Utilizing the latest technology and a virtual meeting format will allow stockholders to participate from any location and we expect will lead to increased attendance, improved communications and cost savings for our stockholders and the Company.

The Notice of Annual Meeting and Proxy Statement on the following pages describe the matters to be presented at the Annual Meeting. Details regarding how to attend the meeting and the business to be conducted at the Annual Meeting are more fully described in the Notice of Annual Meeting and Proxy Statement.

Whether or not you attend the Annual Meeting, it is important that your shares be represented and voted at the Annual Meeting. Therefore, I urge you to promptly vote and submit your proxy by phone, via the Internet, or, if you requested to receive paper copies of these materials, by signing, dating, and returning the enclosed proxy card in the enclosed envelope, which requires no postage if mailed in the United States. If you have previously received our Notice of Internet Availability of Proxy Materials, then instructions regarding how you can vote are contained in that notice. If you have requested to receive a proxy card, then instructions regarding how you can vote are contained on the proxy card. If you decide to attend the Annual Meeting, you will be able to vote your shares electronically, even if you have previously submitted your proxy.

Thank you for your support.

Sincerely,

David DeStefano

Chief Executive Officer, President, and Chairperson of the Board of Directors

2301 Renaissance Blvd, King of Prussia, PA 19406

T: 800.355.3500 vertexinc.com

Notice of
2023 Annual Meeting of Stockholders

TO THE STOCKHOLDERS OF VERTEX, INC.

NOTICE IS HEREBY GIVEN that the 2023 Annual Meeting of Stockholders (the "Annual Meeting") of Vertex, Inc., a Delaware corporation (the “Company”), will be a completely virtual meeting, which will be conducted via live webcast at the date and time below:

Tuesday, June 13, 2023

9:00 a.m. EDT

You will be provided with instructions on registering and attending the virtual meeting as well as voting prior to and during the meeting. The Annual Meeting is called for the following purposes:

1	To elect two Directors, Eric Andersen and David DeStefano, to serve until the 2026 Annual Meeting of Stockholders and/or until their respective successors shall have been duly elected and qualified; and
2	To ratify the appointment of Crowe LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023

Holders of record of our outstanding shares of capital stock, composed of Class A common stock and Class B common stock, at the close of business on April 17, 2023, are entitled to notice of and to vote at the Annual Meeting, or any continuation, postponement or adjournment of the Annual Meeting. A complete list of these stockholders will be available for examination by any stockholder during the ten (10) days prior to the Annual Meeting for a purpose germane to the meeting by sending an email to legal@vertexinc.com, stating the purpose of the request and providing proof of ownership of Company stock. This list of stockholders will also be available on the bottom panel of your screen during the meeting after entering the appropriate password included on the Notice of Internet Availability of Proxy Materials or any proxy card that you received, or on the materials provided by your bank or broker. The Annual Meeting may be continued or adjourned from time to time without notice other than by announcement at the Annual Meeting.

IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED REGARDLESS OF THE NUMBER OF SHARES YOU MAY HOLD. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, WE URGE YOU TO VOTE YOUR SHARES VIA THE TELEPHONE NUMBER OR OVER THE INTERNET, AS DESCRIBED IN THE ENCLOSED MATERIALS. IF YOU REQUESTED TO RECEIVE A COPY OF THE PROXY CARD BY MAIL, YOU MAY SIGN, DATE AND MAIL THE PROXY CARD IN THE ENCLOSED RETURN ENVELOPE. PROMPTLY VOTING YOUR SHARES WILL ENSURE THE PRESENCE OF A QUORUM AT THE ANNUAL MEETING AND WILL SAVE US THE EXPENSE OF FURTHER SOLICITATION. SUBMITTING YOUR PROXY NOW WILL NOT PREVENT YOU FROM VOTING YOUR

SHARES AT THE ANNUAL MEETING IF YOU DESIRE TO DO SO, AS YOUR PROXY IS REVOCABLE AT YOUR OPTION.

By Order of the Board of Directors

John Schwab

Chief Financial Officer

King of Prussia, PA

April 28, 2023

Proxy Summary

This summary highlights important information regarding the Annual Meeting and the Proxy Statement. It does not cover all of the information you should consider before voting, and you are encouraged to read the entire Proxy Statement before casting your vote.

Meeting:	2023 Annual Meeting of Stockholders	Stock Symbol:	VERX

Date:	Tuesday, June 13, 2023	Exchange:	Nasdaq

Time:	9:00 a.m. EDT	State of Incorporation:	Delaware

Location:	Virtual Meeting	Outstanding Common Stock as of the Record Date:	151,578,965

Record Date:	April 17, 2023	Public Company Since:	2020

Register To Attend Virtual Meeting:	www.proxydocs.com/verx	Options for Voting Internet: Telephone: Mail:	www.proxydocs.com/verx 866-883-3382 Proxy Card

Corporate Website: www.vertexinc.com

Investor Relations Website: ir.vertexinc.com

The information found on, or otherwise accessible through, our website is not incorporated by reference into, nor does it form a part of, this Proxy Statement.

RECOMMENDATIONS OF THE BOARD

The Company’s board of directors (the “Board”) recommends that you vote your shares as indicated below. If you return a properly completed proxy card, or vote your shares by telephone or Internet, your shares of Common Stock will be voted on your behalf as you direct. If not otherwise specified, the shares of Common Stock represented by the proxies will be voted, and the Board recommends that you vote:

FOR the election of two Directors: Eric Andersen and David DeStefano

FOR the ratification of the appointment of Crowe LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023

WHY YOU RECEIVED THIS PROXY STATEMENT.

You are viewing or have received these proxy materials because the Board is soliciting your proxy to vote your shares at the Annual Meeting. This proxy statement includes information that we are required to provide to you under the rules of the Securities and Exchange Commission (the "SEC") and that is designed to assist you in voting your shares.

PRINTED COPIES OF OUR PROXY MATERIALS.

If you received printed copies of our proxy materials, then instructions regarding how you can vote are contained on the proxy card included in the materials.

v

PROXY STATEMENT

Information Concerning Voting and Solicitation

This proxy statement is furnished in connection with the solicitation by the Board of Directors of Vertex, Inc. (the “Board”) of proxies to be voted at our Annual Meeting of Stockholders to be held on June 13, 2023 (the "Annual Meeting"), at 9:00 a.m. Eastern Time, and at any continuation, postponement, or adjournment of the Annual Meeting. The Annual Meeting will be a completely virtual meeting, which will be conducted via live webcast. In order to attend the Annual Meeting, you must register at www.proxydocs.com/verx. Upon completing your registration, you will receive further instructions via email, including a unique link that will allow you access to the Annual Meeting and to vote and submit questions during the Annual Meeting. As part of the registration process, you must enter the control number located on your proxy card, voting instruction form, or Notice of Internet Availability. If you are a beneficial owner of shares registered in the name of a broker, bank or other nominee, you will also need to provide the registered name on your account and the name of your broker, bank or other nominee as part of the registration process.

Holders of record of outstanding shares of capital stock, composed of Class A common stock and Class B common stock (collectively, "Common Stock"), at the close of business on April 17, 2023 (the "Record Date"), will be entitled to notice of and to vote at the Annual Meeting and any continuation, postponement, or adjournment of the Annual Meeting, and will vote together as a single class on all matters presented at the Annual Meeting. Each share of our Class A common stock entitles its holders to one vote per share on all matters presented to our stockholders at the Annual Meeting. Our Class B common stock entitles its holders to ten (10) votes per share on all matters presented to a vote of our stockholders at the Annual Meeting. At the close of business on the Record Date, there were 53,860,965 shares of Class A common stock, and 97,718,000 shares of Class B common stock issued and outstanding and entitled to vote at the Annual Meeting, representing 5.3% and 94.7% of the combined voting power of our Common Stock, respectively.

This proxy statement will be released on or about April 28, 2023 to our stockholders on the Record Date.

In this proxy statement, "we," "us," "our," the "Company," and "Vertex" refer to Vertex, Inc., and, unless otherwise stated, all of its subsidiaries.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON TUESDAY, JUNE 13, 2023.

This Proxy Statement is available at www.proxydocs.com/verx.

Why you received the Notice of Internet Availability of this proxy statement. You are viewing or have received these proxy materials because Vertex’s Board is soliciting your proxy to vote your shares at the Annual Meeting. This proxy statement includes information that we are required to provide to you under the rules of the Securities and Exchange Commission (the "SEC") and that is designed to assist you in voting your shares.

Printed Copies of Our Proxy Materials. If you received printed copies of our proxy materials, then instructions regarding how you can vote are contained on the proxy card included in the materials.

QUESTIONS AND ANSWERS ABOUT THE 2023 ANNUAL MEETING OF STOCKHOLDERS

WHO IS ENTITLED TO VOTE AT THE ANNUAL MEETING?

The Record Date for the Annual Meeting is April 17, 2023. You are entitled to vote at the Annual Meeting only if you were a stockholder of record at the close of business on that date, or if you hold a valid proxy for the Annual Meeting. You will need to obtain your own Internet access if you choose to attend the Annual Meeting and/or vote over the Internet. Each share of our Class A common stock entitles its holders to one vote per share on all matters presented to our stockholders at the Annual Meeting. Each share of our Class B common stock entitles its holders to ten (10) votes on all matters presented to our stockholders at the Annual Meeting.

WHAT IS THE DIFFERENCE BETWEEN BEING A "RECORD HOLDER" AND HOLDING SHARES IN "STREET NAME"?

A record holder holds shares in his or her name. Shares held in "street name" means shares that are held in the name of a bank or broker on a person’s behalf.

AM I ENTITLED TO VOTE IF MY SHARES ARE HELD IN "STREET NAME"?

Yes. If your shares are held by a bank or a broker, you are considered the "beneficial owner" of those shares held in "street name." If your shares are held in street name, our proxy materials are being provided to you by your bank or broker, along with a voting instruction card if you received printed copies of our proxy materials. As the beneficial owner, you have the right to direct your bank or broker how to vote your shares, and the bank or broker is required to vote your shares in accordance with your instructions. If you haven’t received information on how to attend the Annual Meeting, you should contact your bank or broker to obtain your control number or otherwise vote through the bank or broker.

HOW MANY SHARES MUST BE PRESENT TO HOLD THE ANNUAL MEETING?

A quorum must be present at the Annual Meeting for any business to be conducted. The presence at the Annual Meeting, present electronically or represented by proxy, of the holders of a majority in voting power of Common Stock issued and outstanding and entitled to vote on the Record Date will constitute a quorum.

WHO CAN ATTEND THE 2023 ANNUAL MEETING OF STOCKHOLDERS?

You may attend the Annual Meeting only if you are a Vertex stockholder who is entitled to vote at the Annual Meeting, or if you hold a valid proxy for the Annual Meeting. The Annual Meeting will be held entirely online to allow greater participation. In order to attend the Annual Meeting, you must register at www.proxydocs.com/VERX. Upon completing your registration, you will receive further instructions via email, including a unique link that will allow you access to the Annual Meeting and to vote and submit questions during the Annual Meeting. As part of the registration process, you must enter the control number located on your proxy card, voting instruction form, or Notice of Internet Availability. If you are a beneficial owner of shares registered in the name of a broker, bank or other nominee, you will also need to provide the registered name on your account and the name of your broker, bank or other nominee as part of the registration process.

WHY A VIRTUAL MEETING?

We are excited to embrace the latest technology to provide expanded access, improved communication and cost savings for us and our stockholders. We believe the virtual meeting will enable increased stockholder attendance and participation since stockholders can participate from any location around the world.

WHAT IF DURING THE CHECK-IN TIME OR DURING THE ANNUAL MEETING I HAVE TECHNICAL DIFFICULTIES OR TROUBLE ACCESSING THE VIRTUAL MEETING WEBSITE?

We will have technicians ready to assist you with any technical difficulties you may have accessing the virtual meeting website. If you are having trouble registering online, please use the link “Having trouble registering” at the bottom of the registration page to access the FAQ or email DSMSupport@mediantonline.com.

WHAT IF A QUORUM IS NOT PRESENT AT THE ANNUAL MEETING?

If a quorum is not present at the scheduled time of the Annual Meeting, then either (i) the chairperson of the Annual Meeting or (ii) a majority in voting power of the stockholders entitled to vote at the Annual Meeting, present electronically or represented by proxy, may adjourn the Annual Meeting until a quorum is present or represented.

WHAT DOES IT MEAN IF I RECEIVE MORE THAN ONE INTERNET NOTICE OR MORE THAN ONE SET OF PROXY MATERIALS?

It means that your shares are held in more than one account at the transfer agent and/or with banks or brokers. Please vote all of your shares. To ensure that all of your shares are voted, for each Internet Notice or set of proxy materials, please submit your proxy by phone, via the Internet, or, if you received printed copies of the proxy materials, by signing, dating and returning the enclosed proxy card in the enclosed envelope.

HOW DO I VOTE?

We recommend that stockholders vote by proxy even if they plan to participate in the Annual Meeting and vote electronically during the meeting. If you are a stockholder of record, there are three ways to vote by proxy:

●	by Internet—You can vote over the Internet at www.proxydocs.com/VERX by following the instructions on the Internet Notice or proxy card;
●	by Telephone—You can vote by telephone by calling 866-883-3382 and following the instructions on the proxy card; or
●	by Mail—You can vote by mail by signing, dating and mailing the proxy card, which you may have requested to receive by mail.

Internet and telephone voting facilities for stockholders of record will be available 24 hours a day and will close at 11:59 p.m., Eastern Time, on June 12, 2023. In order to attend the Annual Meeting, you must register at www.proxydocs.com/verx. Upon completing your registration, you will receive further instructions via email, including a unique link that will allow you access to the Annual Meeting and to vote and submit questions during the Annual Meeting. As part of the registration process, you must enter the control number located on your proxy card, voting instruction form, or Notice of Internet Availability. If you are a beneficial owner of shares registered in the name of a broker, bank or other nominee, you will also need to provide the registered name on your account and the name of your broker, bank or other nominee as part of the registration process.

The Annual Meeting webcast will begin promptly at 9:00 a.m. Eastern Time, on June 13, 2023.

If your shares are held in street name through a bank or broker, you will receive instructions on how to vote from the bank or broker. You must follow their instructions in order for your shares to be voted. Internet and telephone voting also may be offered to stockholders owning shares through certain banks and brokers. If your shares are not registered in your own name and you would like to vote your shares at the Annual Meeting, you may register to participate and enter the appropriate password included in the voting instruction card provided to you by your bank or broker. If you hold your shares in street name and you do not receive an appropriate password, you may need to log in to your bank or broker’s website and select the stockholder communications mailbox to access the Annual Meeting and vote. Instructions should also be provided on the voting instruction card provided by your bank or broker.

CAN I CHANGE MY VOTE AFTER I SUBMIT MY PROXY?

Yes.

If you are a registered stockholder, you may revoke your proxy and change your vote:

●	by submitting a duly executed proxy bearing a later date;
●	by granting a subsequent proxy through the Internet or telephone;
●	by giving written notice of revocation to the Secretary of Vertex prior to the Annual Meeting; or
●	by voting electronically at the Annual Meeting.

Your most recent proxy card or Internet or telephone proxy is the one that is counted. Your virtual attendance at the Annual Meeting by itself will not revoke your proxy unless you give written notice of revocation to the Secretary before your proxy is voted or you vote electronically during the Annual Meeting.

If your shares are held in street name, you may change or revoke your voting instructions by following the specific directions provided to you by your bank or broker, or you may vote electronically during the Annual Meeting.

WHO WILL COUNT THE VOTES?

A representative of Equiniti Trust Company, our inspector of election, will tabulate and certify the votes.

WHAT IF I DO NOT SPECIFY HOW MY SHARES ARE TO BE VOTED?

If you submit a proxy but do not indicate any voting instructions, the persons named as proxies will vote in accordance with the recommendations of the Board. The Board’s recommendations are indicated on page 7 of this proxy statement, as well as with the description of each proposal in this proxy statement.

WILL ANY OTHER BUSINESS BE CONDUCTED AT THE ANNUAL MEETING?

We know of no other business that will be presented at the Annual Meeting. If any other matter properly comes before the stockholders for a vote at the Annual Meeting, however, the proxy holders named on the Company’s proxy card will vote your shares in accordance with their best judgment.

HOW MANY VOTES ARE REQUIRED FOR THE APPROVAL OF THE PROPOSALS TO BE VOTED UPON AND HOW WILL ABSTENTIONS AND BROKER NON-VOTES BE TREATED?

Effect of Votes Withheld /
Abstentions
Proposal	Votes Required	and Broker Non-Votes
Proposal 1: Election of Eric Andersen and David DeStefano	The plurality of the votes cast. This means that the two nominees receiving the highest number of affirmative "FOR" votes will be elected as Directors.	Votes withheld and broker non-votes will have no effect.
Proposal 2: Ratification of Appointment of Independent Registered Public Accounting Firm	The affirmative vote of the holders of a majority in voting power of the votes cast.	Abstentions and broker non-votes will have no effect. We do not expect any broker non-votes on this proposal.

WHAT IS AN ABSTENTION AND HOW WILL VOTES WITHHELD AND ABSTENTIONS BE TREATED?

A "vote withheld," in the case of the proposal regarding the election of directors, or an "abstention," in the case of the proposal regarding the ratification of our independent registered public accounting firm, represents a stockholder’s affirmative choice to decline to vote on a proposal. Votes withheld and abstentions are counted as present and entitled to vote for purposes of determining a quorum. Votes withheld have no effect on the election of directors. Abstentions have no effect on the ratification of the appointment of Crowe LLP.

WHAT ARE BROKER NON-VOTES AND DO THEY COUNT FOR DETERMINING A QUORUM?

Generally, broker non-votes occur when shares held by a broker in "street name" for a beneficial owner are not voted with respect to a particular proposal because the broker (i) has not received voting instructions from the beneficial owner and (ii) lacks discretionary voting power to vote those shares. A broker is entitled to vote shares held for a beneficial owner on routine matters, such as the ratification of the appointment of Crowe LLP as our independent registered public accounting firm, without instructions from the beneficial owner of those shares. On the other hand, absent instructions from the beneficial owner of such shares, a broker is not entitled to vote shares held for a beneficial owner on non-routine matters, such as the election of directors. Broker non-votes count for purposes of determining whether a quorum is present.

WHERE CAN I FIND THE VOTING RESULTS OF THE 2023 ANNUAL MEETING OF STOCKHOLDERS?

We plan to announce preliminary voting results at the Annual Meeting and we will report the final results in a Current Report on Form 8-K, which we intend to file with the SEC shortly after the Annual Meeting.

PROPOSALS TO BE VOTED ON

Proposal 1: Election of Directors

Our Board, after consultation with the Nominating and Governance Committee, has nominated Eric Andersen and David DeStefano as Class III Director nominees to be elected to hold office until the Annual Meeting of Stockholders to be held in 2026 and until such director’s successor is elected and qualified or until such director’s earlier death, resignation or removal.

We currently have eight directors on our Board. The proposal regarding the election of directors requires the approval of a plurality of the votes cast. This means that the two nominees receiving the highest number of affirmative “FOR” votes will be elected as Class III Directors. Votes withheld and broker non-votes will have no effect on the outcome of the vote on this proposal.

Our Board currently consists of eight members, which includes one employee director, our President and Chief Executive Officer, David DeStefano. Our Amended and Restated Certificate of Incorporation (“Charter”) and Amended and Restated Bylaws (“Bylaws”) provide that the authorized number of directors shall be fixed from time to time by a resolution of the majority of our Board. Our current non-employee directors are:

Name	Age
Eric Andersen	61
Philip Saunders	57
Amanda Westphal Radcliffe	55
Kevin Robert	66
J. Richard Stamm	67
Stefanie Westphal Thompson	60
Bradley Gayton	60

Our Board is divided into three staggered classes of directors of the same or nearly the same number. At each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the directors of the same class whose terms are then expiring. The terms of the directors will expire upon election and qualification of successor directors at the annual meeting of stockholders to be held during the years 2023 for the Class III Directors, 2024 for the Class I Directors and 2025 for the Class II Directors.

Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class shall consist of one-third of the directors. The division of our Board into three classes with staggered three-year terms may delay or prevent a change of our management or a change in control.

If you submit a proxy but do not indicate any voting instructions, the persons named as proxies will vote the shares of Common Stock represented by the proxy for the election as Class III Directors the persons whose names and biographies appear below. All of the persons whose names and biographies appear below are currently serving as our directors. In the event any of the nominees should become unable to serve or for good cause will not serve as a director, it is intended that votes will be cast for a substitute nominee designated by the Board or the Board may elect to reduce its size. The Board has no reason to believe that the nominees named below will be unable to serve if elected. Each of the nominees has consented to being named in this proxy statement and to serve if elected.

A VOTE IS REQUIRED FOR THIS PROPOSAL. This proposal regarding the election of directors requires the approval of a plurality of the votes cast. This means that the two nominees receiving the highest number of affirmative "FOR" votes will be elected as directors. Votes withheld and broker non-votes will have no effect on the outcome of the vote on this proposal.

Nominees For Class III Directors (current terms to expire at the 2023 Annual Meeting)

The nominees for election to the Board as Class III Directors are as follows:

		Served as a
Name	Age	Director Since	Positions with Vertex
Eric Andersen	61	2008	Director
David DeStefano	60	2016	Chief Executive Officer, President, Chairperson

The following sets forth the names and biographical summaries as of the Records Date of the individuals who are our nominees for election as directors of the Company, all of who are current directors of the Company.

Eric Andersen joined our Board in January 2008 and currently serves as lead director. He has over 25 years of consulting and management experience at IBM, PricewaterhouseCoopers LLP (“PwC”), and PwC Consulting. His last 15 years have been spent in private equity. He is currently a part-time operating partner at Peak Equity (“Peak”), a Philadelphia-based private equity firm focused on lower middle market enterprise software. In addition, he is serving as an Adjunct Professor at the Villanova School of Business. Prior to joining Peak, Mr. Andersen was a partner at Milestone Partners, a Philadelphia-based private equity firm and he was a managing director at Silver Lake Partners, a technology-focused private equity firm based in New York. During his tenures with PwC, PwC Consulting, and IBM, Mr. Andersen was a senior partner and senior executive leading several businesses in the United States and Asia as well as globally. Mr. Andersen is currently Chairman of the Board of American Public Education Inc., a publicly traded online higher education company where he is also a member of the management development and compensation committee.  Mr. Andersen holds an MBA from the Wharton School at the University of Pennsylvania and a BS from Bucknell University. We believe that Mr. Andersen is qualified to serve on our Board because of his extensive experience in building and leading companies, as well as his public company experience and significant operational and strategic expertise.

David DeStefano became our President and Chief Executive Officer in November 2016, joined our Board in 2016 and was appointed Chairperson of our Board in 2020. Between 2015 and 2016 he was an Executive Vice President and a member of the Company’s Executive Council, which monitored our long-term strategic and financial viability, corporate brand, and culture. Mr. DeStefano previously served as our Vice President, Chief Financial Officer and Executive Vice President. Prior to joining the Company, Mr. DeStefano was Principal and Vice President at The Mid Atlantic Companies Ltd. Mr. DeStefano is also on the Advisory Board for Corporate Social Responsibility at the Satell Institute and is on the Board of Trustees of the Joseph Fund in Camden, New Jersey. Mr. DeStefano received a BS in Finance from Lehigh University. We believe that Mr. DeStefano is qualified to serve on our Board because of the perspective and experience he brings as our Chief Executive Officer and his knowledge of our Company and our business.

RECOMMENDATION OF THE BOARD:

The Board unanimously recommends a vote

FOR the election of Eric Andersen and David DeStefano.

Continuing Members Of The Board

Class I Directors (terms to expire at the 2024 Annual Meeting)

The current members of the Board who are Class I Directors are as follows:

		Served as a
Name	Age	Director Since	Positions with Vertex
Amanda Westphal Radcliffe	55	1993	Director
Stefanie Westphal Thompson	60	1991	Director
Kevin Robert	66	2015	Director
Bradley Gayton	60	2021	Director

The principal occupations and business experience, for at least the past five years, of each Class I Director are as follows:

Amanda Westphal Radcliffe has served on our Board since 1993. Prior to joining our Board, Ms. Radcliffe served in a variety of roles at the Company, from technical software instructor, to finance, production, and middle market product teams. Prior to joining the Company, she was a Managing Director at Rosenbluth International, since acquired by American Express. Ms. Radcliffe is a Trustee of the Children’s Hospital of Philadelphia, Chair of the Children’s Hospital of Philadelphia Foundation Board of Advisors, President of the Neurodiversity Employment Network of Philadelphia, and serves on the St. Joe’s University Kinney Center for Autism Education and Support Advisory Board. Ms. Radcliffe is Chair Emeritus of the Drexel University, A.J. Drexel Autism Institute Board, and Chair Emeritus of Breastcancer.org. Ms. Radcliffe is also a member of the Philadelphia Chapter of Women Corporate Directors and the National Association of Corporate Directors (“NACD”). Ms. Radcliffe holds a BA from Moravian University. We believe that Ms. Radcliffe is qualified to serve on our Board because of her extensive knowledge of our Company and our business derived from her longtime service with the Company.

Stefanie Westphal Thompson has served on our Board since 1993.  She joined the Company in 1991 and has served in a variety of roles, including Treasurer. Prior to joining the Company, Ms. Thompson was a Vice President at Chemical Bank (now part of Chase), where she specialized in managing the banking relationship for middle market companies. Ms. Thompson sat on Bryn Mawr Hospital’s Foundation Board for eight years, serving as Head of their Trustee Committee and as Vice-Chair. Ms. Thompson also served on the Board of the Agnes Irwin School in Rosemont, Pennsylvania, for ten years, heading its Trustees Committee. Ms. Thompson earned an MBA in Finance from Fordham University and has a dual BA in Engineering and Economics from Lafayette College. We believe that Ms. Thompson is qualified to serve on our Board because of her corporate finance experience as well as her knowledge of our Company and our business derived from her longtime service with the Company.

Kevin Robert joined our Board in February 2015. Mr. Robert spent more than 30 years at Wolters Kluwer Tax & Accounting as a tax software and publishing executive. Beginning as an Account Sales Manager in 1981 with CCH Computax, and CCH Publishing before being named President and Chief Executive Officer of CCH Tax Compliance in 2001. Following CCH’s 1995 acquisition by Wolters Kluwer, Mr. Robert led the Tax & Accounting division’s operations in North America and Asia Pacific before being named Global Chief Executive Officer in 2010. Mr. Robert brings deep experience in developing and marketing leading edge accounting, tax and audit software and information solutions for accounting and tax professionals around the world. His multi-national experience includes developing business in North America, South America, Europe and the Pacific Rim, identifying global opportunities and negotiating the acquisition of companies. He also served on the Board of Epiq Software, which was sold in September of 2016. Mr. Robert holds a BS in Marketing from the University of New Orleans and an MBA in Business Management from Pepperdine University. He is a member of the National Association of Corporate Directors ("NACD") and has been a NACD Leadership Fellow since 2015. Mr. Robert currently owns his own consulting firm providing board and management consulting services. We believe that Mr. Robert is qualified to serve on our Board because of his significant industry knowledge and his corporate finance and public company experience.

Bradley Gayton joined our Board in 2021. Mr. Gayton previously served as the Senior Vice President, General Counsel of the Coca-Cola Company. Prior to joining The Coca-Cola Company, Mr. Gayton spent 29 years in various leadership positions at Ford Motor Company and most recently as Group Vice President, Chief Administrative Officer and General Counsel. Mr. Gayton has deep experience in law, governance, tax and technology.  He brings a global perspective in terms of the tax obligations for multinational enterprises and has experience in developing solutions through organizational innovation. While at Ford, he led explorations to see how artificial intelligence could be used for different business applications and collaborated with Vertex on the company’s tax compliance solutions worldwide.  Mr. Gayton has a BS in Business Administration from the State University of New York at Buffalo, School of

Management in 1986 and a JD from the State University of New York at Buffalo, Law School in 1991.  We believe Mr. Gayton is qualified to serve on our Board because of his expertise in the legal field and his significant public company experience.

Ms. Radcliffe and Ms. Thompson are siblings.  In connection with the initial public offering (“IPO”) of our Class A common stock in July 2020, we entered into a Stockholders’ Agreement with Amanda Westphal Radcliffe, Stefanie Westphal Thompson and Jeffrey Westphal, with Ms. Radcliffe and Ms. Thompson serving as members of our Board, and their affiliated trust entities and family members (the “Stockholders’ Agreement”). Under the Stockholders’ Agreement, Mr. Westphal nominated Bradley Gayton and Ms. Radcliffe and Ms. Thompson nominated themselves, and were elected to our Board as Class I Directors at the Vertex 2021 Annual Meeting.  There are no other family relationships among any of our other executive officers or directors.

Class II Directors (terms to expire at the 2025 Annual Meeting)

The current members of the Board who are Class II Directors are as follows:

Name	Age	Served as a Director Since	Positions with Vertex
Philip Saunders	57	2022	Director
J. Richard Stamm	67	2019	Director

The principal occupations and business experience, for at least the past five years, of each Class II Director are as follows:

Philip Saunders joined our Board in June 2022.  Mr. Saunders is the Chief Executive Officer of Relativity since December 2022.  He was recently the Chief Executive Officer and member of the Board of Directors of Cornerstone On Demand, a market leading talent management Software as a Service (SaaS) company. Mr. Saunders successfully implemented a company transformation initiative resulting in a return to growth, expansion of profitability, and increased customer retention. Mr. Saunders ultimately executed a successful sales process of the company via a public-to-private transaction in October 2021 with the acquisition by Clearlake Capital.  This followed Cornerstone’s acquisition in April 2020 of Saba Software, Inc., where Mr. Saunders was a member of Saba’s board of directors, and served as Chief Executive Officer, where he was responsible for leading the transformation of the business, executed on multiple acquisitions, and accelerated growth and EBITDA expansion. Prior to joining Saba in 2015, Mr. Saunders was President and a member of the board of directors of SafeNet, Inc. (acquired by Gemalto N.V). Mr. Saunders holds an MBA with an International Finance concentration from Seton Hall University’s W. Paul Stillman School of Business.  Mr. Saunders has been recognized by Comparably as one of the top 100 Best CEO’s in 2021. We believe that Mr. Saunders is qualified to serve on our Board because of his intimate knowledge of the global Software and SaaS markets by virtue of his multiple roles as Chief Executive Officer of various software companies, operational expertise, and industry knowledge and experience.

J. Richard Stamm joined our Board in January 2019. Prior to joining our Board, Mr. Stamm was a partner with PwC for 30 years, during which time he served a long list of domestic and international clients and held numerous leadership positions. Over the final 12 years of his career with PwC, Mr. Stamm was the firm’s Vice Chairman and U.S. Tax Leader, and then progressed to PwC’s Vice Chairman of Global Tax. Mr. Stamm is Vice President and Chief Financial Officer of Stamm Development Group LLC, a Philadelphia and South Florida area real-estate developer. Mr. Stamm is a member emeritus of the Board of Advisors for the Leventhal School of Accounting at the University of Southern California and was formerly a member of the Boards of Germantown Academy and Lycoming College. Mr. Stamm received a BA in Accounting from Lycoming College. We believe that Mr. Stamm is qualified to serve on our Board because of his significant industry and corporate finance experience.

Proposal 2: Ratification of Appointment of Independent Registered Public Accounting Firm

Our Audit Committee has appointed Crowe LLP as our independent registered public accounting firm (“Independent Auditor”) for the fiscal year ending December 31, 2023. Our Board has directed that this appointment be submitted to our stockholders for ratification. Although ratification of our appointment of Crowe LLP is not required, we value the opinions of our stockholders and believe that stockholder ratification of our appointment is a good corporate governance practice.

On April 12, 2023, our Audit Committee approved the engagement of Crowe LLP as the Company’s Independent Auditor to serve as our Independent Auditor for the fiscal year ended December 31, 2023. Neither Crowe LLP nor any of its members has any direct or indirect financial interest in or any connection with us in any capacity other than as our auditors, providing audit and non-audit related services. A representative of Crowe LLP is expected to attend the Annual Meeting, have an opportunity to make a statement if he or she desires to do so, and be available to respond to appropriate questions from stockholders.

In the event that the appointment of Crowe LLP is not ratified by the stockholders, the Audit Committee will consider this fact when it appoints the Independent Auditors for the fiscal year ending December 31, 2024. Even if the appointment of Crowe LLP is ratified, the Audit Committee retains the discretion to appoint a different Independent Auditor at any time if it determines that such a change is in the interests of Vertex.

A VOTE IS REQUIRED FOR THIS PROPOSAL.  This proposal requires the approval of the affirmative vote of the holders of a majority in voting power of the votes cast. Abstentions will have no effect on the proposal. Because brokers have discretionary authority to vote on the ratification of the appointment of Crowe LLP, we do not expect any broker non-votes in connection with this proposal.

Independent Auditor Fees and Other Matters

Set forth below are the fees paid to our Independent Auditor, Crowe LLP, for the fiscal years ended December 31, 2022 and 2021:

	Fiscal 2022	Fiscal 2021
Fee Category	$	$
Audit Fees	1,283,701	995,075
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	16,500	16,500
Total Fees	1,300,201	1,011,575

Audit Fees

Audit fees consist of fees for the audit of our consolidated financial statements, the review of the unaudited interim financial statements included in our quarterly reports on Form 10-Q and other professional services provided in connection with statutory and regulatory filings or engagements.

Audit-Related Fees

There were no audit-related fees incurred in 2022 or in 2021.

Tax Fees

There were no tax fees incurred in 2022 or in 2021.

All Other Fees

Other fees paid to Crowe in 2022 and 2021 pertained to services provided in connection with the audit of the Company’s 401(k) plan.

Audit Committee Pre-Approval Policy And Procedures

Our Audit Committee’s charter provides that the Audit Committee, or the chair of the Audit Committee, must pre-approve any audit, audit related, non-audit, or tax services provided to us by our Independent Auditor, unless the engagement is entered into pursuant to appropriate pre-approval policies established by the Audit Committee or if the service falls within available exceptions under SEC rules. Without limiting the foregoing, the Audit Committee may delegate authority to one or more independent members of the Audit Committee to grant pre-approvals of audit and permitted non-audit services, and any such pre-approvals must be presented to the full Audit Committee at its next scheduled meeting.

Report of the Audit Committee of the Board of Directors

The Audit Committee has evaluated Vertex’s audited financial statements for the fiscal year ended December 31, 2022 and has discussed these financial statements with management and our Independent Auditor. The Audit Committee also discussed with our Independent Auditor the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC. The Audit Committee also received written disclosures and the letter from our Independent Auditor  required by applicable requirements of the PCAOB regarding the independent auditor’s communications with the Audit Committee concerning independence, and the Audit Committee discussed with our Independent Auditor their independence.

Based on its discussions with management and the Independent Auditor, and its review of the representations and information provided by management and the Independent Auditor, the Audit Committee recommended to the Board that the audited financial statements be included in Vertex’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022.

J. Richard Stamm

Kevin Robert

Philip Saunders

RECOMMENDATION OF THE BOARD:

The Board unanimously recommends a vote

FOR the ratification of the appointment of Crowe LLP as our Independent Auditor

CORPORATE GOVERNANCE

Board of Directors.

Our Board sets high standards for Vertex’s employees, officers, and directors.  Implicit in this philosophy is the importance of sound corporate governance.  It is the duty of the Board to serve as a prudent fiduciary for stockholders and oversees material business matters, such as strategy, risk, and ethical behavior.

Independence.

Our Board has undertaken a review of its composition, the composition of its committees and the independence of each director. Based upon information requested from and provided by each director concerning his or her background, employment and affiliations, including family relationships, our Board has determined that Eric Andersen, Bradley Gayton, Kevin Robert, Philip Saunders and J. Richard Stamm, representing five of our eight directors, do not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is "independent" as that term is defined under the applicable rules and regulations of the SEC and the listing requirements and rules of the Nasdaq Global Market (“Nasdaq”). In making this determination, our Board considered the current and prior relationships that each non-employee director has with our Company and all other facts and circumstances our Board deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director. Our Audit Committee and Human Capital Committee are independent and the Nominating and Governance Committee is majority independent.   Environmental, social, and governance issues are overseen by the Nominating and Governance Committee, and risk issues are overseen by the Audit Committee. Our Board believes that the current composition provides effective oversight of the Company on behalf of our stockholders.

Corporate Policies

Our Board has adopted Corporate Governance Guidelines, a Code of Ethics and Conduct, Insider Trading Compliance Policy, Whistleblower Policy, and charters for our Nominating and Governance Committee, Audit Committee and Human Capital Committee to assist the Board in the exercise of its responsibilities and to serve as a framework for the effective governance of Vertex.

Insider Trading/Anti-Hedging Policy

The Insider Trading Compliance Policy applies to all of our directors, officers and employees. The policy prohibits our directors, officers and employees and any entities they control from engaging in any hedging or monetization transactions, such as zero-cost collars and forward sale contracts, involving the Company’s equity securities.

Code Of Ethics And Conduct

The Code of Ethics and Conduct contains the ethical principles by which our Chief Executive Officer and Chief Financial Officer, among others, are expected to conduct themselves when carrying out their duties and responsibilities. Annually, all employees are required to review and attest to their compliance with our Code of Ethics and Conduct.  A copy of our Code of Ethics and Conduct is available on our website at http://ir.vertexinc.com. We will provide a copy of our Code of Ethics and Conduct to any person, without charge, upon request, by writing to, Vertex, Inc., 2301 Renaissance Blvd., King of Prussia, PA 19406 Attn: Legal (telephone number (800) 355-3500). We intend to satisfy the disclosure requirement under Item 5.05 of Form 8-K regarding an amendment to, or waiver from, a provision of our Code of Ethics and Conduct by posting such information on our website at www.vertexinc.com.

Board Leadership Structure And Role In Risk Oversight

Our Board exercises its discretion in combining or separating the roles of Chairperson of the Board and Chief Executive Officer as it deems appropriate in light of prevailing circumstances. We believe that we, like many U.S. companies, are well-served by a flexible leadership structure. Currently, the roles are combined, with Mr. DeStefano serving as Chairperson of the Board and Chief Executive Officer. Our Board has determined that combining the roles of Chairperson of the Board and Chief Executive Officer is best for our Company and its stockholders at this time because it promotes unified leadership by Mr. DeStefano and allows for a single, clear focus for management to execute the Company’s strategy and business plans. Our Board is comprised of individuals with extensive experience in finance, the technology industry and public company management. For these reasons and because of the strong leadership of Mr. DeStefano as Chairperson of the Board and Chief Executive Officer, our Board has concluded that our current leadership structure is appropriate at this time. However, our Board will continue to consider whether the positions of Chairperson of the Board and Chief Executive Officer should be separated or combined at any given time as part of our succession planning process.

Our Corporate Governance Guidelines provide that, if the Chairperson of the Board is also our Chief Executive Officer or is a director that does not otherwise qualify as an independent director, the independent directors may elect a lead director whose responsibilities include presiding over all meetings of the Board at which the Chairperson is not present, including any executive sessions of the non-management directors; approving meeting schedules and agendas; and acting as the liaison between the independent directors and the Chairperson of the Board, as appropriate. The full list of responsibilities of our lead director may be found in our Corporate Governance Guidelines. Our current lead director is Eric Andersen.

Risk assessment and oversight are an integral part of our governance and management processes. Our management is responsible for our day-to-day risk management activities. Our Board oversees the implementation of risk mitigation strategies by management and encourages management to promote a culture that incorporates risk management into our corporate strategy and day-to-day business operations. Management discusses strategic and operational risks at regular management meetings and conducts specific strategic planning and review sessions during the year that include a focused discussion and analysis of the risks we face, including cybersecurity risks. Throughout the year, senior management reviews these risks with the Board at regular board meetings as part of management presentations that focus on particular business functions, operations or strategies, and presents the steps taken by management to mitigate or eliminate such risks. Our Board is apprised of particular risk management matters in connection with its general oversight and approval of corporate matters and significant transactions. Our Board administers this oversight function, including the oversight of cybersecurity risks, directly through the Board as a whole, as well as through various standing committees of the Board that address risks inherent in their respective areas of oversight. The Board does not believe that its role in the oversight of our risks affects the Board’s leadership structure.

Attendance By Members Of The Board At Meetings

There were seven (7) meetings of the Board during the fiscal year ended December 31, 2022. During the fiscal year ended December 31, 2022, each director attended at least 80% of the aggregate of (i) all meetings of the Board and (ii) all meetings of the committees on which the director served during the period in which he or she served as a director.

Under our Corporate Governance Guidelines, which are available on our website at http://ir.vertexinc.com, a director is expected to spend the time and effort necessary to properly discharge his or her responsibilities. Accordingly, a director is expected to regularly prepare for and attend meetings of the Board and all committees on which the director sits (including separate meetings of the independent directors), with the understanding that, on occasion, a director may be unable to attend a meeting. A director who is unable to attend a meeting of the Board or a committee of the Board is expected to notify the Chairperson of the Board or the Chairperson of the appropriate committee in advance of such meeting, and, whenever possible, participate in such meeting via teleconference in the case of an in-person meeting. We do not maintain a formal policy regarding director attendance at the Annual Meeting; however, it is expected that, absent compelling circumstances, directors will attend. All of our directors attended last year’s Annual Meeting.

Executive Sessions

Our non-employee directors meet in regularly scheduled executive sessions. Such meetings are presided over by a lead director.

Committees Of The Board

Our Board has established three standing committees: an Audit Committee, a Human Capital Committee and a Nominating and Governance Committee, each of which operates under a written charter that has been approved by our Board. The committee charters are available on our website at http://ir.vertexinc.com.  The members of each of the committees are set forth below:

Audit Committee

Members

J. Richard Stamm (Chair)

Philip Saunders

Kevin Robert

Our Audit Committee oversees a broad range of issues surrounding our accounting and financial reporting processes and audits of our financial statements, and performs the following functions:

●	monitors the integrity of our financial statements, our compliance with legal and regulatory requirements, our Independent Auditor’s qualifications and independence, and the status of our Independent Auditor; assumes direct responsibility for the appointment, compensation, retention and oversight of the work of any accounting firm engaged for the purpose of performing any audit, review or attest services;
●	provides a medium for consideration of matters relating to any audit issues;

●	prepares the Audit Committee report that the rules require be included in our filings with the SEC; and
●	oversight of our enterprise and cybersecurity risk management program.

The composition of our Audit Committee complies with all applicable Nasdaq rules, including the requirement that at least one member of the Audit Committee have accounting or related financial management expertise.  All three members of the Audit Committee are considered to be independent directors.  J. Richard Stamm qualifies as an "Audit Committee financial expert," as such term is defined in Item 407(d)(5) of Regulation S-K.  The Audit Committee conducted eleven (11) meetings in 2022.

Human Capital Committee

Members

Eric Andersen (Chair)

J. Richard Stamm

Philip Saunders

Bradley Gayton

Our Human Capital Committee reviews and recommends policy relating to compensation and benefits of our officers and employees, and performs the following functions:

●	reviews and approves corporate goals and objectives relevant to the compensation of our Chief Executive Officer and other senior officers;
●	evaluates the performance of these officers in light of those goals and objectives; and
●	sets compensation of these officers based on such evaluations.

The composition of our Human Capital Committee complies with all applicable Nasdaq rules.  The Human Capital Committee conducted seven (7) meetings in 2022.

Nominating and Governance Committee

Members

Kevin Robert (Chair)

Amanda W. Radcliffe

Eric Andersen

Bradley Gayton

The Nominating and Governance Committee:

●	oversees and assists our Board in identifying, reviewing and recommending nominees for election as directors;
●	evaluates our Board and our management; develops, reviews, and recommends corporate governance guidelines and a corporate code of business conduct and ethics;
●	generally advises our Board on corporate governance and related matters; and
●	oversees succession planning.

The composition of our Nominating and Governance Committee complies with all applicable Nasdaq rules. The Nominating and Governance Committee conducted five (5) meetings in 2022.

Human Capital Committee Interlocks and Insider Participation

None of the members of our Human Capital Committee is, nor has at any time during the past year been, one of our officers or employees. None of our executive officers currently serves, or in the past year has served, as a member of the Board or Compensation Committee of any entity that has one or more executive officers serving on our Board or Human Capital Committee.

Director Candidates

The Nominating and Governance Committee is responsible for identifying and reviewing the qualifications of potential director candidates and recommending to the Board those candidates to be nominated for election to the Board, subject to any obligations and procedures governing the nomination of directors to the Board that may be included in the Stockholders’ Agreement and any other stockholders’ agreement to which we are a party.

To facilitate the search process for director candidates, the Nominating and Governance Committee may solicit our current directors and executives for the names of potentially qualified candidates or may ask directors and executives to pursue their own business contacts for the names of potentially qualified candidates. The Nominating and Governance Committee may also consult with outside advisors or retain search firms to assist in the search for qualified candidates or consider director candidates recommended by our stockholders. Once potential candidates are identified, the Nominating and Governance Committee reviews the backgrounds of those candidates, evaluates candidates’ independence from us and potential conflicts of interest, and determines if candidates meet the qualifications desired by the Nominating and Governance Committee of candidates for election as director.

In accordance with our Corporate Governance Guidelines, in evaluating the suitability of individual candidates, the Nominating and Governance Committee will consider (i) minimum individual qualifications, including a high level of personal and professional integrity, strong ethics and values and the ability to make mature business judgments and all other factors it considers appropriate, which may include experience in corporate management, experience as a board member of other public companies, relevant professional or academic experience, leadership skills, financial and accounting background, executive compensation background and whether the candidate has the time required to fully participate as a director of the Company. Our Corporate Governance Guidelines provide that the Board should monitor the mix of specific experience, qualifications and skills of its directors in order to assure that the Board, as a whole, has the necessary tools to perform its oversight function effectively in light of the Company’s business and structure. Our Nominating and Governance Committee has a formal policy with respect to diversity and believes that our Board, taken as a whole, should embody diverse skills, experiences, backgrounds, races and genders.

Board Diversity Matrix (As of April 17, 2023)
Total number of directors	8
	Female	Male
Part I: Gender Identity
Directors	2	6
Part II: Demographic Background
African American or Black	0	1
White	2	5

Stockholders may recommend individuals to the Nominating and Governance Committee for consideration as potential director candidates by submitting the names of the recommended individuals, together with appropriate biographical information and background materials, to the Nominating and Governance Committee, c/o Secretary, Vertex, Inc., 2301 Renaissance Blvd., King of Prussia, PA 19406. In the event there is a vacancy, and assuming that appropriate biographical and background material has been provided on a timely basis, the Nominating and Governance Committee will evaluate stockholder-recommended candidates by following substantially the same process, and applying substantially the same criteria, as it follows for candidates submitted by others.

Executive Officers

The following table identifies our current executive officers:

Name	Age	Positions with Vertex
David DeStefano	60	President, Chief Executive Officer and Chairperson
John Schwab	55	Chief Financial Officer
Bryan Rowland	43	General Counsel

David DeStefano became our President and Chief Executive Officer in November 2016, joined our Board in 2016 and was appointed Chairperson of our Board in 2020. Between 2015 and 2016 he was an Executive Vice President and a member of the Company’s Executive Council, which monitored our long-term strategic and financial viability, corporate brand, and culture. Mr. DeStefano previously served as our Vice President, Chief Financial Officer and Executive Vice President. Prior to joining the Company, Mr. DeStefano was Principal and Vice President at The Mid Atlantic Companies, Ltd. Mr. DeStefano is also on the Advisory Board for Corporate Social Responsibility at the Satell Institute and is on the Board of Trustees of the Joseph Fund in Camden, New Jersey. Mr. DeStefano received a BS in Finance from Lehigh University.

John Schwab became our Chief Financial Officer in 2020. Prior to joining the Company, Mr. Schwab served as Chief Financial Officer of Flagship Credit Acceptance from 2015 until 2019. Mr. Schwab began his career in assurance services at Arthur Andersen LLP.  Mr. Schwab received a BS in Accounting from LaSalle University.

Bryan Rowland became our General Counsel in 2017. Prior to joining the Company, Mr. Rowland held various roles at Checkpoint Systems from 2005 to 2016, including serving as Senior Vice President, General Counsel, Chief Compliance Officer and Corporate Secretary from 2014 to 2016. Mr. Rowland received a BA in Psychology and Philosophy from Towson University and a Juris Doctorate degree from Villanova University Charles Widger School of Law.

Term of Executive Officers: Each executive officer is appointed and serves at the discretion of the Board and holds office until his or her successor is elected and qualified, or until his or her earlier resignation or removal.

Sustainability

We are committed to reducing our carbon footprint as much as possible. By transitioning to a hybrid office, work-from-home environment and utilizing cloud services, we’ve already made significant progress.

●	Over the past two years, 90% of our employees have been working from home, helping to significantly reduce our carbon footprint. We will continue to offer work from home options and we coach our team around ways to reduce power usage while out of the office.
●	We partnered with Amazon Web Services (AWS) to evaluate our power use effectiveness and are proud that our AWS Power Use Effectiveness rating is 1.2, translating to an 83% efficiency. We are committed to using providers who have a goal to achieve 100% renewable energy usage for their global infrastructure.
●	We implemented sustainable practices at our facilities such as reusable water dispensers, and auto-shut-off lighting. Recycling is strongly encouraged throughout the office and we participate in other waste management programs.
●	We are exploring options to broaden our sustainable sourcing program and are committed to partnering with vendors that share our commitment to sustainable practices.
●	Our office spaces are LEED (Leadership in Energy and Environmental Design) certified.

Philanthropy and Social Impact

Giving back to our communities is core to who we are and has been a source of pride for our Company for over 40 years. In 2022, our employees have opportunities at work to volunteer and get involved, including but not limited to:

●	Disaster Relief Campaigns
●	Employee Charitable Matching Programs
●	Global Week of Services
✓	Three (3) continents
✓	Seven (7) cities
✓	1600 volunteer hours
✓	30 organizations benefited
●	Support for over 50 non-profit organizations
●	Invested approximately $1.5 million into communities around the world

Diversity, Equity, Inclusion & Belonging

We believe in a culture where all employees feel included. Diversity of our people, thoughts, and opinions is valued and embraced. A key area of focus and a priority is to provide purposeful opportunities for our employees to feel heard and we hold ourselves accountable for making Vertex a place where all employees can thrive as their authentic selves.

Our focus on Diversity, Equity, Inclusion and Belonging (DEI&B) is about more than just our Company’s passion to cultivate our culture of respect for all people; it is critical to our success as a company.  DEI&B has data-driven links to increased business performance and success and is embedded in our mission, values and enterprise objectives. We seek to attract, nurture, develop, and retain world class talent where every employee is valued, included, engaged and has a sense of belonging.  One of our most popular programs in this area are our Business Resource Groups (BRGs).

Vertex’s Business Resource Groups (BRGs)

Inspired by employee feedback, BRGs are employee-led teams of individuals working together around a common bonding factor. BRGs help underrepresented communities create inclusive environments where they can thrive in the workplace. They also drive cross-functional, lateral connections across our global employee base. Our BRGs are global, open to everyone, and employee-led with executive sponsorship.

●	SANKOFA: Provides a safe and authentic space for Black employees and allies to focus on the advancement and equity of Black employees within our Company.
●	Prism: Advocates for those with diverse genders and sexualities to promote inclusion, equality, equity, and respect.
●	Vertex Village: Provides working parents, guardians and caregivers a group to find support and promote a healthy work-life balance while raising children and caring for loved ones.
●	Women in Search of Excellence (WISE): Cultivates an inclusive environment that supports and encourages women to elevate their voices and develop skills through connection, mentorship, collaboration, and education.
●	THRIVE: Connects, fosters, and empowers our employees by raising awareness about mental, physical, and emotional health.
●	GenNow: Provides young professionals with the inspiration and skills to build their future at Vertex.
●	VALORS: Connects U.S. and International civilian and military resources, interests, education, and support of our employees, their families, and the greater military/civilian community at large.

Security and Data Privacy

Customers use our solutions within their critical infrastructure, and they want to confirm we have the tools, technologies, processes, and controls in place to protect their data. Where appropriate, we provide our customers with independent third-party audit reports, such as Service Organization Control (SOC) 1 and SOC 2, as well as certifications to ISO 27001. Our top priority is keeping our customers’ data secure. We employ rigorous security measures at the organizational, architectural, and operational levels to support the safety of our customers’ data, applications, and infrastructure remain safe.

Additionally, our customers’ privacy is crucial. We strongly support regulations that protect the cross-border transfer of personal data.  Privacy protections are also important to the individuals within our customers’ organizations, and we help customers meet their own GDPR compliance requirements through the maintenance of rigorous technical and organizational measures.

Talent, Culture and Safety

As a customer-first driven organization with a core focus on the well-being of our team, we nurture our culture by providing competitive compensation and benefits to our employees, including:

●	Market-based Compensation
●	Long Term Equity Incentives
●	Employee Health Benefits
●	401(k) plan with a company match

●	Employee Stock Purchase Plan
●	Family Forming and Paid Family Leave Benefits

We also provide wellness resources for employee mental wellbeing, including live seminars with wellness professionals.

Stockholders’ Agreement

In connection with our IPO in July 2020, we entered into the Stockholders’ Agreement with Amanda Westphal Radcliffe, Stefanie Westphal Thompson and Jeffrey Westphal, with Ms. Radcliffe and Ms. Thompson each serving as a member of our Board, and their affiliated trust entities and family members.  For so long as Ms. Radcliffe, Ms. Thompson or Mr. Westphal, in each case together with his or her children and related trusts, owns at least five percent of our outstanding Common Stock, he or she each shall be entitled to designate one individual, including themselves, to serve as a member of our Board, and we will be required to use our best efforts to include the designee in the slate of nominees recommended to our stockholders for election as a director at the next annual or special meeting of stockholders. At any general or special meeting of the stockholders involving the election of directors, each stockholder party to the Stockholders’ Agreement must vote all of his or her shares of Common Stock in favor of each individual nominated by the parties to the Stockholders’ Agreement. For all matters other than the election of directors, voting shall be discretionary at the option of each stockholder.

Controlled Company Exemption

The parties to the Stockholders’ Agreement have more than 50% of the voting power for the election of directors, and, as a result, we are considered a "controlled company" for the purposes of the Nasdaq listing requirements. As such, we qualify for, and rely on, exemptions from certain corporate governance requirements, including that a majority of our Board consists of "independent directors”, as defined under the Nasdaq rules. In addition, we are not required to have a Nominating and Governance Committee or Human Capital Committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities or to conduct annual performance evaluations of the Nominating and Governance and Human Capital Committees. We currently rely on the exemption from the requirement to have a Nominating and Governance Committee composed entirely of independent directors, and in the future, we may elect to continue to rely on such exemption and/or other available exemptions. Accordingly, our stockholders may not have the same protections afforded to stockholders of companies that are subject to all of the corporate governance requirements of the Nasdaq. If at any time we cease to be a "controlled company" under the rules of Nasdaq, our Board intends to take all action necessary to comply with the Nasdaq corporate governance rules.

Communications From Interested Parties

Anyone who would like to communicate with, or otherwise make his or her concerns known directly to the Board, the chairperson of any of the Audit, Nominating and Governance, and Human Capital Committees, or to the independent directors as a group, may do so by addressing such communications or concerns to the Secretary of the Company, 2301 Renaissance Blvd., King of Prussia, PA 19406, who will forward such communications to the appropriate party. Such communications may be done confidentially or anonymously.

EXECUTIVE COMPENSATION

The following describes the primary components of our executive compensation program for each of our executive officers who are named in the “2022 Summary Compensation Table” below. In 2022, our named executive officers were:

●	David DeStefano, President and Chief Executive Officer;
●	John Schwab, Chief Financial Officer; and
●	Bryan Rowland, General Counsel and Secretary.

This discussion may contain forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs.

2022 Summary Compensation Table

The following table sets forth information concerning the compensation of our named executive officers for the years ended December 31, 2022 and 2021.

						Non-Equity
				Stock	Option	Incentive Plan	All Other
	Principal		Salary	Awards	Awards	Compensation	Compensation
Name	Position	Year	($)	($)(1)	($)(1)	($)(2)	($)(3)	Total ($)
David DeStefano	President and Chief Executive Officer	2022	572,018	5,749,999		635,736	44,415	7,002,168
		2021	572,018	3,674,988	1,516,565	1,064,116	43,171	6,870,858
John Schwab	Chief Financial Officer	2022	453,358	1,315,707		332,701	51,388	2,153,153
		2021	432,003	221,357	91,349	331,026	49,959	1,125,694
Bryan Rowland	General Counsel	2022	300,527	224,022		152,270	48,550	725,368

(1)	Amounts shown reflect the grant date fair value of restricted stock units and options granted as calculated in accordance with ASC Topic 718. See Note 13 to the consolidated financial statements included in our 2022 Annual Report on Form 10-K for information regarding the assumptions used in calculating these amounts.
(2)	Amounts in this column represent cash incentive compensation earned during the year based on the attainment of pre-established performance objectives. This includes amounts earned under our annual Organizational Bonus Plan (as defined below) for the 2022 performance year of $392,976 for Mr. DeStefano, $187,045 for Mr. Schwab and $83,814 for Mr. Rowland, and amounts earned under our 2018 Long Term Rewards Plan for the performance period ending in 2022 of $242,760 for Mr. DeStefano, $145,656 for Mr. Schwab and $68,456 for Mr. Rowland. For additional information, see “Cash-Based Incentive Compensation” below.
(3)	Amounts in this column represent the 2022 additional perquisites and supplemental benefits provided to our named executive officers that are not reported in the other columns of this table. For Mr. DeStefano, the amount shown includes premium payments for long-term disability and life insurance in the amount of $11,901, 401(k) plan matching contributions in the amount of $18,300, and healthcare plan cost in the amount of $14,213. For Mr. Schwab, the amount shown includes premium payments for long-term disability and life insurance in the amount of $11,086, 401(k) plan matching contributions in the amount of $18,300, and healthcare plan cost in the amount of $22,002. For Mr. Rowland, the amount shown includes premium payments for long-term disability and life insurance in the amount of $8,150, 401(k) plan matching contributions in the amount of $18,300, and healthcare plan cost in the amount of $22,099. For additional information about the amounts set forth in this column, see the section of this proxy statement titled "—Other Elements of Compensation."

2022 Salaries

The named executive officers receive a base salary to compensate them for services rendered to the Company. The base salary payable to each named executive officer is intended to provide a fixed component of compensation reflecting the executive’s skill set, experience, role and responsibilities. Mr. DeStefano’s base salary did not change between 2021 and 2022. The 2022 base salaries for Mr. Schwab and Mr. Rowland were increased during 2022 based in recognition of their leadership skills, experience, individual performance and contributions.  The 2022 base salaries for our named executive officers are as set forth in the table below.

Name	2022 Salary ($)
David DeStefano	572,018
John Schwab	453,773
Bryan Rowland	305,000

Cash-Based Incentive Compensation

2022 Annual Bonus. We maintain an annual bonus plan (the "Organizational Bonus Plan"), which is designed to motivate and reward our employees, including our executives and named executive officers, for achievements relative to financial, non-financial and individual performance goals. For 2022, financial performance accounted for 80% of the bonus opportunity and was based on achievements relative to our three most important financial metrics (revenue, pre-tax net income and adjusted cash from operations ("ACFO")), and achievement against certain non-financial targets accounted for the remaining 20% of the bonus opportunity and generally related to achievement of key strategic objectives. The individual performance goals account for an additional factor in the calculation of the amount of the bonus payment.  Individuals are rated on their achievement of individual performance goals.  The “Distinguished Performer” rating results in a factor of 1.1X the bonus amount being paid and the “Successful Performer” results in a factor of 1.0X the bonus amount being paid.  Each of our named executive officers received a rating of “Successful Performer” for 2022. Each named executive officer has a target bonus opportunity under the Organizational Bonus Plan, defined as a percentage of annual base salary. For 2022, the target bonuses for our named executive officers were 100% for Mr. DeStefano, 60% for Mr. Schwab, and 40% for Mr. Rowland. In February 2022, our Human Capital Committee assessed achievement against the financial and non-financial metrics described above and the Board approved funding the bonus pool at 68.7% of the targeted Organizational Bonus Plan opportunity for 2022.

The actual annual cash bonuses awarded to each named executive officer for 2022 performance are set forth above in the Summary Compensation Table in the column entitled "Non-Equity Incentive Plan Compensation."

Multi-Year Bonus Plans. In addition to the annual Organizational Bonus Plan, during 2022 our named executive officers earned the final payment under the now terminated 2018 Long-Term Rewards Plan, a multi-year cash bonus plan that was previously available to our most senior executives, including our named executive officers, and other key employees. The target bonuses, expressed as a percentage of the commencement year annual base salary, which for the 2022 payment was 2020, for our named executive officers under the multi-year cash bonus plan was 50% for Mr. DeStefano, 40% for Mr. Schwab, and 30% for Mr. Rowland.

In 2020, Mr. DeStefano, Mr. Schwab and Mr. Rowland were granted awards under our 2018 Long-Term Rewards Plan with performance measured over the three-year period from January 1, 2020 to December 31, 2022. These awards were eligible to be earned based on revenue, pre-tax net income and ACFO growth over the performance period. Following the end of the performance period, the Human Capital Committee assessed growth with respect to these financial metrics over the performance period and approved bonuses for all participants in the 2018 Long-Term Rewards Plan, including the named executive officers. The actual cash bonuses earned by Mr. DeStefano, Mr. Schwab, and Mr. Rowland under the 2018 Long-Term Rewards Plan for the performance period ending in 2022, which is the final performance period under the plan, are set forth above in the Summary Compensation Table in the column entitled “Non-Equity Incentive Plan Compensation.”

Equity Compensation

During 2022, we awarded restricted stock units (“RSUs”) to our named executive officers as the long-term incentive component of our compensation program. Mr. DeStefano was awarded the following RSUs on February 24, 2022, and each of Messers. Schwab and Rowland were awarded the following RSUs on February 10, 2022:

Name	RSU's
David DeStefano	436,930
John Schwab	96,037
Bryan Rowland	16,352

The RSUs vest in substantially equal installments on each of the first four anniversaries of the grant date.

Other Elements of Compensation

Retirement Plans

We currently maintain a 401(k) retirement savings plan for our employees, including our named executive officers, who satisfy certain eligibility requirements. Our named executive officers are eligible to participate in the 401(k) plan on the same terms as other full-time employees. The Internal Revenue Code allows eligible employees to defer a portion of their compensation, within prescribed limits, on a pre-tax, Roth, and after-tax basis, through contributions to the 401(k) plan. Currently, we match 100% of pre-tax and Roth contributions made by participants in the 401(k) plan up to 6% of a participant’s eligible compensation, excluding age 50+ catch up contributions. These matching contributions are immediately 100% vested. We believe that providing a vehicle for tax-deferred retirement savings through our 401(k) plan, and making matching contributions, adds to the overall desirability of our executive compensation package and further incentivizes our employees, including our named executive officers, in accordance with our compensation policies.

Health/Welfare Plans

All of our full-time employees, including our named executive officers, are eligible to participate in our health and welfare plans, including, medical, dental, and vision benefits; medical and dependent care flexible spending accounts; health savings accounts, short-term and long-term disability insurance; and life/accidental death and disability insurance.

Perquisites and Other Personal Benefits

We provide our named executive officers with perquisites that we believe to be necessary and appropriate to provide a competitive compensation package, certain of which are described below. The actual amount of all perquisites and other personal benefits provided to our named executive officers during 2022 are set forth above in the Summary Compensation Table in the column entitled "All Other Compensation."

Supplemental Executive Benefits. Our named executive officers are eligible for certain benefits in addition to the standard employee benefits offered to all employees generally, including, (i) supplemental term life/AD&D insurance with a guaranteed issue face amount of $750,000; and (ii) supplemental individual long-term disability insurance, which when combined with the disability coverage provided under our group long-term disability insurance plan, provides the named executive officer with disability income equal to an amount up to 75% of the named executive officer’s pre-disability total compensation.

Outstanding Equity Awards at Fiscal Year End

The following table summarizes the number of shares of common stock underlying outstanding equity incentive plan awards for each named executive officer as of December 31, 2022.

		Option Awards					Stock Awards
		Number of	Number of
		Securities	Securities				Number of		Market Value
		Underlying	Underlying				Shares of		of Shares of
		Unexercised	Unexercised		Option	Option	Stock that		Stock that
	Grant	Options (#)	Options (#)		Exercise	Expiration	have not		have not
Name	Date (1)	Exercisable	Unexercisable		Price ($)	Date	Vested (#)		Vested ($)(2)
David DeStefano	01/01/2002	343,893	—		0.15	N/A	—		—
	01/01/2016	314,865	—		2.50	01/01/2026	—		—
	10/31/2016	1,259,496	—		2.50	10/31/2026	—		—
	12/27/2019	186,588	186,591	(3)	3.73	12/27/2029	—		—
	07/28/2020	—	—		—	—	70,176	(4)	1,018,254
	03/01/2021	—	—		—	—	114,272	(5)	1,658,087
	03/01/2021	33,199	99,600	(6)	32.16	03/01/2031	—		—
	02/24/2022						436,930	(7)	6,339,854
John Schwab	02/05/2020	223,235	248,238	(3)	4.70	02/05/2030	—		—
	03/01/2021	—	—		—	—	6,883	(5)	99,872
	03/01/2021	1,999	6,000	(6)	32.16	03/01/2031	—		—
	02/10/2022						96,037	(7)	1,393,497
Bryan Rowland	02/09/2018	__	62,433	(8)	3.17	02/09/2028
	02/07/2019	__	62,196	(9)	3.73	02/07/2029
	12/20/2019	31,098	31,098	(10)	3.73	12/20/2029
	03/01/2021						3,465	(5)	50,277
	03/01/2021	1,006	3,021	(6)	32.16	03/01/2031
	02/10/2022						16,352	(7)	237,268

(1)	Option and stock appreciation rights were amended in connection with our IPO so that they became options to purchase shares of our Class A common stock. For these outstanding options, the grant date represents the original grant date of the applicable award, and not the date the amended option was granted in connection with the IPO.

(2)	Amount shown is based on the closing price of our Class A common stock of $14.51 per share on December 30, 2022.

(3)	The option vests with respect to 50% of the award on the second anniversary of the applicable grant date and as to 50% of the award on the fifth anniversary of the applicable grant date, subject to the holder’s continuous service to the Company through each applicable vesting date.
(4)	The shares of restricted stock vest in substantially equal installments on each of the first, second, and third anniversaries of the grant date, subject to the holder’s continuous service to the Company through each applicable vesting date.
(5)	The RSUs vest as to 50% of the shares on the second anniversary of the grant date and as to 25% of the shares on each of the third and fourth anniversaries of the grant date, subject to the holder’s continuous service to the Company through each applicable vesting date.
(6)	The option vests with respect to 25% of the award on each of the first four anniversaries of the grant date, subject to the holder’s continuous service to the Company through each applicable vesting date.
(7)	The RSUs vest as to 25% of the shares on each of the first four anniversaries of the grant date, subject to the holder’s continuous service to the Company through each applicable vesting date.
(8)	The option vested with respect to 50% of the award on the date of grant and will vest as to 50% of the award on February 9, 2023, subject to the holder’s continuous service to the Company through each applicable vesting date.
(9)	The option vested with respect to 50% of the award on February 7, 2021 and will vest as to 50% of the award on February 7, 2024, subject to the holder’s continuous service to the Company through each applicable vesting date.
(10)	The option vested with respect to 50% of the award on December 20, 2021 and will vest as to 50% of the award on December 20, 2024, subject to the holder’s continuous service to the Company through each applicable vesting date.

Employment Agreements and Severance Arrangements

In connection with our IPO we entered into amended and restated employment agreements with each of our named executive officers that set forth the terms and conditions of each executive’s employment with us.

Salary; Bonus

The employment agreements entitle the executives to annual base salaries and eligibility to earn discretionary bonuses under our annual and long-term cash bonus plans. See "2022 Salaries" and "Cash-Based Incentive Compensation" above for additional information regarding the base salaries and bonus opportunities of our named executive officers for 2022.

Term

The initial term of Mr. DeStefano’s employment agreement expires in 2023 and automatically renews for successive two-year periods unless 60 days’ prior notice of non-renewal is given by either party. The employment agreements for Mr. Rowland and Mr. Schwab are for indefinite terms.

Severance

If we terminate a named executive officer without cause, or the executive resigns for good reason, subject to the executive timely executing a release of claims, the executive is entitled to receive (i) base salary continuation for 12 months (or 24 months for Mr. DeStefano); and (ii) direct payment of, or additional cash payments equal to, the premiums for continued health coverage for up to 18 months. Mr. DeStefano is also entitled to an additional lump sum payment equal to 12 months of health coverage premiums in the event he has not become eligible for health insurance coverage from a subsequent employer by the date that is 15 months following such termination of employment.

The receipt of severance payments and benefits for the named executive officers is also subject to the executive’s continued compliance with certain restrictive covenants and confidentiality obligations as described below under "Restrictive Covenants." In the event of a material breach of such covenants, subject to certain cure rights, the executive’s right to receive any of the severance payments or benefits described above will cease and the executive will be obligated to repay to the Company any such payments or benefits previously paid.

Each of our named executive officers is entitled to 30 days’ notice, or pay in lieu of notice, in the event we terminate the executive for any reason other than cause.

For purposes of the employment agreements, "cause" generally means, subject to certain notice and cure rights, the executive’s (i) material breach of the employment agreement; (ii) repeated failure to perform duties to the Company or any subsidiary; (iii) willful misconduct that is materially injurious to the Company or any subsidiary (or for Mr. Schwab or Mr. Rowland, willful misconduct or gross negligence with regard to the Company, any subsidiary or their business, assets or employees); (iv) dishonesty, unethical, fraudulent or similar misconduct in connection with the executive’s employment or service; (v) use of non-prescription controlled substances, misuse of prescription drugs, or habitual intoxication during work hours; (vi)  indictment for any felony that has or is reasonably likely to cause material adverse consequences to the Company, its businesses or prospects; (vii) conviction, guilty plea or plea of nolo contendere to a felony or any crime involving fraud, dishonesty or moral turpitude; (viii) material violation of any Company policy; or (ix) refusal to follow any reasonable and lawful direction of the Board or any person to whom the executive reports, if applicable.

For purposes of the employment agreement, "good reason" is generally defined to mean, subject to certain notice and cure rights, (i) the Company’s material breach of the employment agreement, (ii) the material diminution of the executive’s duties, (iii) a material decrease in the executive’s annual base salary, or (iv) any relocation of the executive’s principal office by more than fifty (50) miles.

Restrictive Covenants

Pursuant to their employment agreements, the executives have agreed to refrain from competing with us or soliciting our employees, customers, clients or prospects, in each case, while employed and following termination of employment for a period of 24 months for Mr. DeStefano or 12 months for Mr. Rowland and Mr. Schwab. During the applicable restricted period, the executives are also obligated to disclose to us certain business opportunities that relate to the business of the Company, its subsidiaries or affiliates. The executives are also bound by certain confidentiality and assignment of inventions obligations.

DIRECTOR COMPENSATION

Non-Employee Director Compensation Program

We maintain a compensation program for our non-employee directors. Under this program our non-employee directors receive the following amounts for their services on our Board during 2022:

●If a director (i) is initially elected or appointed to our Board at an annual meeting of stockholders or (ii) has served on our Board as of the date of an annual meeting of stockholders and will continue to serve as a director immediately following such meeting, a number of restricted stock awards on the date of the annual meeting determined by dividing $150,000 by the closing price of our common stock on the date of the annual meeting (with any partial shares that result rounded up to the nearest whole share);

●An annual director fee of $42,000;

●If the director serves as lead independent director or chair or on a committee of our Board, an additional annual fee as follows:

oChair of the Board or lead independent director: $15,000;

oChair of the Audit Committee: $20,000;

oAudit Committee member other than the chair, 10,000;

oChair of the Human Capital Committee, $15,000;

oHuman Capital Committee member other than the chair, $6,000;

oChair of the Nominating and Governance Committee, $12,000; and

oNominating and Governance Committee member other than the chair, $6,000.

Director fees under the program are earned and paid monthly. Restricted stock awards represent the right to receive one share (or an equal amount in cash) following vesting of the award. Restricted stock awards granted to our non-employee directors under the program will vest in a single installment on the earlier of the day before the next annual meeting of stockholders occurring after the date of grant or the first anniversary of the date of grant, subject to continued service as a non-employee member of our board through the applicable vesting date and accelerated vesting upon a change in control of the Company.

Our director compensation program was amended effective January 1, 2023 to increase the value of the annual restricted stock award from $150,000 to $200,000 and to increase the annual cash retainer for service as chair of the Board or lead independent director and for service as a member of the Human Capital Committee to $20,000 and $7,500, respectively.

The following table sets forth information concerning the compensation of our non-employee directors for their service on our Board for the year ended December 31, 2022.

	Fees Earned
	or Paid in Cash	Stock Awards	Total
Name	($)(1)	($)(2)	($)
Eric Andersen	78,000	150,000	228,000
Terrence Kyle (3)	26,422	—	26,422
Kevin Robert	64,000	150,000	214,000
J. Richard Stamm	68,000	150,000	218,000
Bradley Gayton	54,000	150,000	204,000
Amanda Westphal Radcliffe	48,000	150,000	198,000
Stefanie Westphal Thompson	42,000	150,000	192,000
Philip Saunders (3)	28,714	150,000	178,714

(1)	Includes annual fees for service on the Board and committees of the board.

(2)	Amounts shown reflect the grant date fair value of restricted stock awards granted during 2022 as calculated in accordance with ASC Topic 718. See Note 13 to the consolidated financial statements included in our 2022 Annual Report on Form 10-K for information regarding the assumptions used in calculating these amounts.
(3)	Mr. Kyle retired from the Board in June 2022 and Mr. Saunders was elected to the Board at our 2022 annual meeting of stockholders. The amounts shown in the table reflect compensation earned under our director compensation program based on their partial year of service on the Board during 2022.

The table below shows the aggregate numbers of options (exercisable and unexercisable) and restricted stock awards held as of December 31, 2022 by each non-employee director who was serving as of December 31, 2022.

		Restricted
	Options	Stock Awards
	Outstanding	Outstanding
	at Fiscal	at Fiscal
Name	Year-End (#)(1)	Year-End (#)
Eric Andersen	240,558	15,121
Philip Saunders	—	15,121
Kevin Robert	235,558	15,121
J. Richard Stamm	42,123	15,121
Bradley Gayton	—	15,121
Amanda Westphal Radcliffe	—	15,121
Stefanie Westphal Thompson	—	15,121

(1)	All of the Stock Appreciation Rights (“SARs”) and options to purchase Class B common stock granted to certain non-employee directors prior to the IPO became options to purchase shares of our Class A common stock in connection with the IPO.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information with respect to shares of our Class A Common Stock that may be issued under our existing compensation plans as of December 31, 2022:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights ($)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders(1)	11,070,188(2)	7.02(3)	14,156,884(4)
Equity compensation plans not approved by security holders	-	-	-
Total	11,070,188	7.02	14,156,884

(1)	Consists of the Company’s 2020 Incentive Award Plan (the “2020 Plan”) and the Company’s 2020 Employee Stock Purchase Plan (the “2020 ESPP”).
(2)	Consists of 8,507,873 outstanding options and 2,562,315 outstanding restricted stock units under the 2020 Plan. Excludes purchase rights accruing under the 2020 ESPP.
(3)	Represents the weighted average exercise price as of December 31, 2022 of options to purchase shares of our class A common stock. The amount shown does not take into account restricted stock units which do not have an exercise price.
(4)	This amount includes 3,562,112 shares of class A common stock under the 2020 ESPP and 10,594,772 shares of class A common stock under the 2020 Plan. The number of shares available for issuance under the 2020 Plan is increased annually on the first day of each calendar year beginning on January 1, 2021 and ending on and including January 1, 2030, by an amount equal to the lesser of (A) 4% of the aggregate number of shares of common stock outstanding on the final day of the immediately preceding calendar year and (B) such smaller number of shares of class A common stock as is determined by the board. The number of shares available for issuance under the 2020 ESPP is increased annually on the first day of each calendar year beginning on January 1, 2021 and ending on and including January 1, 2030, by an amount equal to the lesser of (A) 1% of the aggregate number of shares of common stock outstanding on the final day of the immediately preceding calendar year and (B) such smaller number of shares of class A common stock as determined by the board.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information with respect to the beneficial ownership of our Class A common stock and Class B common stock:

●	each person known by us to beneficially own more than 5% of our Class A common stock and our Class B common stock;
●	each of our directors and director nominees;
●	each of our named executive officers; and
●	all of our executive officers and directors as a group.

The number of shares beneficially owned by each stockholder as described in this proxy statement is determined under rules issued by the SEC. Under these rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power. Applicable percentage ownership is based on 53,860,965 shares of Class A common stock and 97,718,000 shares of Class B common stock outstanding as of April 17, 2023. In computing the number of shares beneficially owned by an individual or entity and the percentage ownership of that person, shares of Common Stock subject to options, or other rights, held by such person that are currently exercisable or will become exercisable within 60 days of April 17, 2023, are considered outstanding, although these shares are not considered outstanding for purposes of computing the percentage ownership of any other person. Unless otherwise indicated, the address of all listed stockholders is 2301 Renaissance Blvd., King of Prussia, PA 19406. Each of the stockholders listed has sole voting and investment power with respect to the shares beneficially owned by the stockholder unless noted otherwise, subject to community property laws where applicable.

	Shares of Class A		Shares of Class B		Combined
	Common Stock		Common Stock		Voting
	Beneficially Owned		Beneficially Owned		Power
Name of beneficial owner	Number	Percentage	Number	Percentage	Percentage

5% Stockholders
The Controlling Family Group(1)	11,706,107	21.7	97,718,000	100.0	95.9
Alger Associates, Inc.(2)	3,750,112	7.0	—	—	*
Conestoga Capital Advisors(3)	4,924,129	9.1	—	—	*
The Vanguard Group(4)	3,598,337	6.7	—	—	*
Tensile Capital Management LP(5)	5,970,258	11.13	—	—	*
Named Executive Officers, Directors and Director Nominees
Eric Andersen(6)	344,173	*	—	—	*
David DeStefano(7)	2,530,132	4.5	—	—	*
Amanda Westphal Radcliffe(8)	123,545	*	32,340,702	33.1	31.4
Kevin Robert(9)	259,173	*	—	—	*
Bryan Rowland(10)	68,357	*	—	—	*
John Schwab(11)	250,550	*	—	—	*
J. Richard Stamm(12)	76,429	*	—	—	*
Stefanie Westphal Thompson(13)	31,510	*	32,145,905	32.9	31.2
Bradley Gayton(14)	23,615	*	—	—	*
Philip Saunders (15)	15,121	*	—	—	*
Directors & Executive Officers as a Group	3,722,605	6.5	64,486,607	66.0	62.91

*	Less than 1%
(1)	Based on information reported by the members of the Westphal Family Group on the Schedule 13G filed with the SEC on February 10, 2023. The beneficial ownership of Amanda Radcliffe and Stefanie Thompson, each of whom is a member of the Westphal Family Group, is described in footnotes (10) and (15), respectively.

(2)	Based solely on information reported by Alger Associates, Inc. on the Schedule 13G filed with the SEC on February 14, 2023. According to such Schedule 13G, the shares reported by Alger Associates, Inc. are beneficially owned by one or more open-end investment companies or other managed accounts that are investment management clients of Fred Alger Management, LLC (“FAM”), a registered investment adviser and Weatherbie Capital, LLC (“WC”), a registered investment adviser. WC is a 100% owned subsidiary of Alger-Weatherbie Holdings, LLC (“AWH”), a holding company. Each of FAM and AWH is a 100% owned subsidiary of Alger Group Holdings, LLC (“AGH”), a holding company. AGH is a 100% owned subsidiary of Alger Associates, Inc., a holding company. The shares are owned, directly or indirectly, by Alger Associates, Inc., WC, AWH, FAM, or AGH. The address for these entities is 100 Pearl Street, 27th Floor, New York, NY 10004.

(3)	Based solely on information reported by Conestoga Capital Advisors, LLC and Conestoga Small Cap Fund on the Schedule 13G filed with the SEC on January 19, 2023. According to such Schedule 13G, Conestoga Capital Advisors, LLC had sole dispositive power over 3,064,839 shares and sole voting power over 2,882,789 shares, of which Conestoga Small Cap Fund beneficially owned 1,869,290 shares. The address for these entities is 550 E. Swedesford Rd. Ste 120, Wayne, PA 19087.

(4)	Based solely on information reported by The Vanguard Group on the Schedule 13G filed with the SEC on February 9, 2023. According to such Schedule 13G, The Vanguard Group has shared voting power over 9,281 shares, sole dispositive power over 3,549,351 shares and shared dispositive power over 48,986 shares. The address for the Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.
(5)	Based solely on information reported by Tensile Capital Management L.P. on the Schedule 13G filed with the SEC on February 14, 2023. According to such Schedule 13G, Tensile Capital Management LP holds shared voting power and shared dispositive power over 5,970,258 shares.

(6)	Includes (i) 240,558 shares subject to options that are exercisable within 60 days of April 17, 2023, and (ii) 15,121 shares of unvested restricted stock.
(7)	Includes (i) 2,171,241 shares subject to options that are exercisable within 60 days of April 17, 2023, and (ii) 70,176 shares of unvested restricted stock.
(8)	Ms. Radcliffe has sole voting and dispositive power over 24,214 shares of Class A Common Stock and 32,340,702.223 shares of Class B Common Stock and has shared voting and dispositive power over 84,210 shares of Class A Common Stock. Also includes 15,121 shares of unvested restricted stock.
(9)	Includes (i) 235,558 shares subject to options that are exercisable within 60 days of April 17, 2023, and (ii) 15,121 shares of unvested restricted stock.
(10)	Includes 64,446 shares subject to options that are exercisable within 60 days of April 17, 2023.

(11)	Includes 227,234 shares subject to options that are exercisable within 60 days of April 17, 2023.

(12)	Includes (i) 42,123 shares subject to options that are exercisable within 60 days of April 17, 2023, and (ii) 15,121 shares of unvested restricted stock.
(13)	Ms. Thompson has sole voting and dispositive power over these shares. Also includes 15,121 shares of unvested restricted stock.

(14)	Includes 15,121 shares of unvested restricted stock.
(15)	Represents shares of unvested restricted stock.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Policies And Procedures for Related Person Transactions

Our Board has adopted written policies and procedures for transactions with related persons. As a general matter, the policy will require the Audit Committee to review and approve or disapprove of the entry by us into certain transactions with related persons. The policy will only apply to transactions, arrangements and relationships where the aggregate amount involved could reasonably be expected to exceed $120,000 in any calendar year and in which a related person has a direct or indirect interest. A related person is: (a) any director, nominee for director or executive officer of our Company; (b) any immediate family member of a director, nominee for director or executive officer; and (c) any person, and his or her immediate family members, or entity, including affiliates, that was a beneficial owner of 5% or more of any of our outstanding equity securities at the time the transaction occurred or existed.

The policy provides that if advance approval of a transaction subject to the policy is not obtained, it must be promptly submitted to the committee for possible ratification, approval, amendment, termination or rescission. In reviewing any transaction, the committee will take into account, among other factors the Audit Committee deems appropriate, recommendations from senior management, whether the transaction is on terms no less favorable than terms generally available to a third party in similar circumstances and the extent of the related person’s interest in the transaction. Any related person transaction must be conducted at arm’s length. Any member of the Audit Committee who is a related person with respect to a transaction under review may not participate in the deliberations or vote on the approval or ratification of the transaction. However, such a director may be counted in determining the presence of a quorum at a meeting of the Audit Committee that considers the transaction. Pursuant to the Stockholders Agreement, in 2022, the Company incurred $688 in offering costs related to the registration of the sales of shares held by a selling shareholder. There were no other related party transactions in 2022.

Stockholders’ Agreement

As mentioned in the Corporate Governance Section of this Proxy Statement, Amanda Westphal Radcliffe and Stefanie Westphal Thompson, each of whom serves as a member of our Board and Jeffrey Westphal are our principal stockholders and together with their affiliated trust entities and family members, are parties to the Stockholders’ Agreement with the below terms:

Transfer Restrictions

The parties to the Stockholders’ Agreement will not transfer shares of our Class B common stock except: (i) to another holder of our Class B common stock; (ii) to Amanda Westphal Radcliffe, Stefanie Westphal Thompson or Jeffrey Westphal or their family members or affiliates, as described in the Stockholders’ Agreement; (iii) to the Company; (iv) or in an underwritten public offering or other transaction approved by a majority of the disinterested members of our Board or a committee of our Board authorized to take such action ("Permitted Transfers"). Each party to whom Class B common stock is transferred will be required to become a party to the Stockholders’ Agreement, if they are not a party already. Each share of our Class B common stock will convert automatically into one share of our Class A common stock upon any transfer, whether or not for value, except for certain permitted transfers described in our Charter, including transfers to Amanda Westphal Radcliffe, Stefanie Westphal Thompson and Jeffrey Westphal or their family members or affiliates.

Right of First Offer / Refusal

Before transferring any shares of our Class B common stock, other than through a Permitted Transfer, the party transferring the shares must offer them, first, to the other stockholder parties and, next, to the Company. If neither of those offers is accepted, the selling stockholder may then transfer the shares to someone else. If any party receives an offer from someone who is not a party to the Stockholders’ Agreement to purchase some or all of their Class B common stock, that person must give the other parties notice of the offer and an opportunity to purchase the shares on the same terms.

Subscription Rights

The parties to the Stockholders’ Agreement will have the right, but not the obligation, to purchase a number of shares of Class A common stock up to their proportionate interest of any new shares of Class A common stock, or any securities convertible into, exercisable for, or exchangeable for Class A common stock issued in a private offering, other than securities (including either shares of Class A common stock or Class B common stock) issued to any director, employee or consultant of the Company or any of its subsidiaries pursuant to an equity-incentive plan approved by the Board or in connection with stock splits, stock dividends, in-kind equity distributions, recapitalizations and stockholders’ rights plans, or a greater amount if any of the other parties to the Stockholders’ Agreement do not elect to purchase their proportionate share of the newly issued securities.

Registration Rights

Any stockholder party to the Stockholders’ Agreement can require us to register under the Securities Act shares of our common stock held by them if the anticipated aggregated offering amount exceeds $50.0 million subject to certain limitations. They will also have shelf registration rights requiring us, when we are eligible for short-form registration, to file a shelf registration statement and to keep it effective to allow sales from time to time. They will also be entitled to participate as selling stockholders on a pro rata basis in any registration of our common stock under the Securities Act that we may undertake. We will pay expenses relating to these registrations and will indemnify the parties participating in these offerings against liabilities that may arise from the offering process.

Standstill

For so long as any stockholder party to the Stockholders’ Agreement owns any shares of Class B common stock, the party will not engage or participate in: (i) acquiring the Company’s securities (other than through market-based purchases of up to 2% of outstanding equity in any 12-month period, the exercise or conversion of outstanding securities or equity awards); (ii) any tender or exchange offer, merger or other business combination involving the Company, any of our subsidiaries or affiliates or our assets constituting a significant portion of the consolidated assets of the Company and its subsidiaries or affiliates; (iii) any recapitalization, restructuring, liquidation, dilution or other extraordinary transaction involving the Company; or (iv) the solicitation of any proxies or written consents involving the Company. The parties must promptly inform the Board about any approaches by a third party regarding any of these matters. The Board and holders of a majority of the Class B common stock may agree to waive the standstill prohibition.

Director Designation Rights

For so long as Amanda Westphal Radcliffe, Stefanie Westphal Thompson or Jeffrey Westphal, in each case together with his or her children and related trusts, owns at least five percent of our outstanding common stock, he or she each shall be entitled to designate one individual, including themselves, to serve as a member of our Board, and we will be required to use our best efforts to include the designee in the slate of nominees recommended to our stockholders for election as a director at the next annual or special meeting of stockholders.

Director Voting

At any general or special meetings of the stockholders involving the election of directors, each stockholder party to the Stockholders’ Agreement must vote all of his or her shares of stock in favor of each individual nominated by the parties to the Stockholders’ Agreement. For all matters other than the election of directors, voting shall be discretionary at the option of each stockholder.

Tax Sharing Agreement

Prior to becoming a public company, we elected to be treated as an S Corporation (“S-Corp”) for U.S. federal income tax purposes, as a result of which our existing stockholders were required to pay income taxes attributable to our earnings. We have historically paid distributions to our former S-Corp. stockholders, which assisted them in paying such income taxes. As of July 27, 2020, our S-Corp status terminated and became subject to federal and increased U.S. state income taxes, thereafter. Our former S-Corp. stockholders may be required to pay additional income taxes for periods prior to the termination of our S-Corp status as a result of an adjustment to our taxable income for periods beginning after our S-Corp status terminated. Accordingly, we entered into an agreement with our existing stockholders in connection with our IPO. Under this agreement, we may be required to make payments in material amounts to our former S-Corp. stockholders with respect to any incremental income taxes resulting from an adjustment to our taxable income for any period beginning after our S-Corp status terminated. Furthermore, this agreement requires us to indemnify such stockholders with respect to unpaid income tax liabilities attributable to our taxable income for any period after the termination of our S-Corp status. We also indemnify such stockholders for any interest, penalties, losses, costs or expenses arising out of any claim under the agreement. However, such stockholders will indemnify us with respect to our unpaid tax liabilities (including interest and penalties) to the extent that such unpaid tax liabilities are attributable to a decrease in such stockholders’ taxable income for any period and a corresponding increase in our taxable income for any period.

Indemnification Agreements

Our Charter provides that we will indemnify our directors and officers to the fullest extent permitted by law and we have entered into indemnification agreements with all of our directors and executive officers.

OTHER MATTERS

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires our directors, executive officers and stockholders who beneficially own more than 10% of any class of our equity securities registered pursuant to Section 12 of the Exchange Act (collectively, the "Reporting Persons") to file initial statements of beneficial ownership of securities and statements of changes in beneficial ownership of securities with respect to our equity securities with the SEC. Based solely on our review of the copies of such forms received by us and upon written representations of the Reporting Persons received by us, we believe that there has been compliance with all Section 16(a) filing requirements applicable to such Reporting Persons with respect to the fiscal year ended December 31, 2022.

Stockholders’ Proposals

Stockholders who intend to have a proposal considered for inclusion in our proxy materials for presentation at our 2024 Annual Meeting of Stockholders pursuant to Rule 14a-8 under the Exchange Act must submit the proposal to our Secretary at our offices at 2301 Renaissance Blvd., King of Prussia, PA 19406 in writing not later than December 30, 2023.

Stockholders intending to present a proposal at the 2024 Annual Meeting of Stockholders, but not to include the proposal in our proxy statement, or to nominate a person for election as a director, must comply with the requirements set forth in our Bylaws. Our Bylaws require, among other things, that our Secretary receive written notice from the stockholder of record of their intent to present such proposal or nomination not earlier than the close of business on the 120th day and not later than the close of business on the 90th day prior to the first anniversary of the preceding year’s annual meeting. Therefore, we must receive notice of such a proposal or nomination for the 2024 Annual Meeting of Stockholders no earlier than the close of business on February 14, 2024, and no later than the close of business on March 15, 2024. The notice must contain the information required by the Bylaws, a copy of which is available upon request to our Secretary. In the event that the date of the 2024 Annual Meeting of Stockholders is more than 30 days before or more than 70 days after June 13, 2023, then our Secretary must receive such written notice not earlier than the close of business on the 120th day prior to the 2024 Annual Meeting and not later than the close of business on the 90th day prior to the 2024 Annual Meeting or, if later, the 10th day following the day on which public disclosure of the date of such meeting is first made by us. SEC rules permit management to vote proxies in its discretion in certain cases if the stockholder does not comply with this deadline and, in certain other cases notwithstanding the stockholder’s compliance with this deadline.

In addition to satisfying the foregoing requirements under our Bylaws, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than April 14, 2023.

We reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these or other applicable requirements.

Other Matters At The Annual Meeting

Our Board is not aware of any matter to be presented for action at the Annual Meeting other than the matters referred to above and does not intend to bring any other matters before the Annual Meeting. However, if other matters should come before the Annual Meeting, it is intended that holders of the proxies will vote thereon in their discretion.

Solicitation Of Proxies

The accompanying proxy is solicited by and on behalf of our Board, whose Notice of Annual Meeting is attached to this proxy statement, and the entire cost of our solicitation will be borne by us. In addition to the use of mail, proxies may be solicited by personal interview, telephone, e-mail and facsimile by our directors, officers and other employees who will not be specially compensated for these services. We will also request that brokers, nominees, custodians and other fiduciaries forward soliciting materials to the beneficial owners of shares held by the brokers, nominees, custodians and other fiduciaries. We will reimburse these persons for their reasonable expenses in connection with these activities.

VERTEX’S ANNUAL REPORT ON FORM 10-K

A copy of Vertex’s Annual Report on Form 10-K- for the fiscal year ended December 31, 2022, including financial statements and schedules but not including exhibits, as filed with the SEC, will be sent to any stockholder of record on April 17, 2023 without charge upon written request addressed to:

Vertex, Inc.

Attention: Secretary

2301 Renaissance Blvd.

King of Prussia, PA 19406

A reasonable fee will be charged for copies of exhibits. You also may access this proxy statement and our Annual Report on Form 10-K at www.proxydocs.com/verx. You also may access our Annual Report on Form 10-K for the fiscal year ended December 31, 2022 at http://ir.vertexinc.com.

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, WE URGE YOU TO VOTE YOUR SHARES VIA THE TELEPHONE NUMBER OR OVER THE INTERNET, AS DESCRIBED IN THIS PROXY STATEMENT. IF YOU REQUESTED TO RECEIVE A COPY OF THE PROXY CARD BY MAIL, YOU MAY SIGN, DATE AND MAIL THE PROXY CARD IN THE ENCLOSED RETURN ENVELOPE. PROMPTLY VOTING YOUR SHARES WILL ENSURE THE PRESENCE OF A QUORUM AT THE ANNUAL MEETING AND WILL SAVE US THE EXPENSE OF FURTHER SOLICITATION.

By Order of the Board

John Schwab

Chief Financial Officer

King of Prussia, PA

April 28, 2023

Signature(s) in Box Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administra-tors, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy. Vote by Internet, Telephone or Mail 24 Hours a Day, 7 Days a Week Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. : INTERNET/MOBILE – www.proxydocs.com/verx ( PHONE – 1-866-883-3382 * MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided to be received no later than June 12, 2023. If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card. Shareowner Services P.O. Box 64945 St. Paul, MN 55164-0945 The Board of Directors Recommends a Vote FOR Items 1 and 2. 1. Election of directors: 01 Eric Andersen ■ Vote FOR ■ Vote WITHHELD 02 David DeStefano all nominees from all nominees (except as marked) (Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.) 2. The ratification of the appointment of Crowe LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023. ■ For ■ Against ■ Abstain THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED AS THE BOARD RECOMMENDS. Address Change? Mark box, sign, and indicate changes below: ■ Date _____________________________________

2301 Renaissance Blvd King of Prussia, PA 19406 proxy This proxy is solicited by the Board of Directors for use at the Annual Meeting on June 13, 2023. The shares of stock you hold in your account or in a dividend reinvestment account will be voted as you specify on the reverse side. If no choice is specified, the proxy will be voted “FOR” Items 1, and 2 By signing the proxy, you revoke all prior proxies and appoint Bryan Rowland and John Schwab, and each of them with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments. See reverse for voting instructions. Vertex, Inc. ANNUAL MEETING OF STOCKHOLDERS June 13, 2023 9:00 a.m. EDT In order to attend the Annual Meeting, you must register at www.proxydocs.com/verx. Upon completing your registration, you will receive further instructions via email, including a unique link that will allow you access to the Annual Meeting and to vote and submit questions during the Annual Meeting. As part of the registration process, you must enter the control number located on your proxy card, voting instruction form, or Notice of Internet Availability. If you are a beneficial owner of shares registered in the name of a broker, bank or other nominee, you will also need to provide the registered name on your account and the name of your broker, bank or other nominee as part of the registration process.